CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated October 25, 2018, relating to the consolidated financial statements of Rise Gold Corp., which appears in Rise Gold Corp.'s Annual Report on Form 10-K for the year ended July 31, 2018 (the "10-K"), as amended by Amendment No. 1 to the 10-K on January 16, 2019. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Interests of Experts" in the Prospectus.

"DAVIDSON & COMPANY LLP"

Vancouver, Canada

Chartered Professional Accountants

January 17, 2019